For Immediate Release	Contact: John McCurdy
Telephone: 330-896-6732
Telefax: 330-896-6733

Pliant Corporation Announces New CEO

Schaumberg, Illinois. – August 25, 2003 - Pliant Corporation, a Utah corporation, announced today that Edward Lapekas has been appointed as its interim Chief Executive Officer. Mr. Lapekas is currently a member of Pliant’s board of directors and has served as a member of Pliant’s board since December 19, 2001. Mr. Lapekas replaces Jack E. Knott effective as of August 24, 2003.

Pliant is one of North America’s leading manufacturers of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. Pliant offers some of the most diverse product lines in the film industry and operates 26 manufacturing and research and development facilities worldwide with 1.0 billion pounds of annual production capacity.

# # #